Exhibit 99.1    Press Release of Alcan Inc. dated 29 January 2007 .

Press Release

FOR IMMEDIATE RELEASE

ALCAN APPOINTS JEFFREY E. GARTEN AS A DIRECTOR

Montreal, Canada - January 29, 2007 - Yves Fortier, Chairman of the Board of Directors of Alcan Inc. today announced the appointment of Jeffrey E. Garten as a Director of the Company, effective February 1, 2007.

"We are delighted to welcome Jeffrey as an Alcan Director. His remarkable career and extensive global experience will be a valuable addition to the Board of Directors, given Alcan's worldwide presence and growth opportunities," said Mr. Fortier.

Jeffrey E. Garten, 60, is the Juan Trippe Professor in the practice of International Trade, Finance and Business at the Yale School of Management. He was previously dean of the School from 1995 to 2005. Mr. Garten is also chairman of Garten Rothkopf, a global consulting firm which he co-founded in October 2005.

Mr. Garten currently serves on the boards of directors of the Aetna Corporation, CarMax, Credit Suisse Asset Management, The International Rescue Committee, The Conference Board, and the Lee Kwan Yew School of Public Policy in Singapore. He is on the International Advisory Board of Toyota Motor Company and the advisory board of the Chicago Climate Exchange. He has been a member of the Council on Foreign Relations for the past 30 years.

Prior to Yale, he was the undersecretary of commerce for international trade in the first Clinton administration, where he focused on promoting American business interests in Japan, Europe and many emerging markets like China, India, and Brazil.

From 1979 to 1992, Mr. Garten worked on Wall Street as a managing director of Lehman Brothers and the Blackstone Group.

From 1973 to 1978, he served on the White House Council on International Economic Policy in the Nixon administration and on the policy planning staffs of U.S. Secretaries of State Kissinger and Vance.

He also writes extensively on international economic and political matters.

Mr. Garten holds a B.A. from Dartmouth College, 1968, and a Ph.D. from the School of Advanced International Studies at Johns Hopkins University, 1980. From 1968 to 1972, he served as a lieutenant in the 82nd Airborne Division and a captain in the U.S. Army Special Forces. In 1971, he was a military advisor to the Royal Thai Army.

Mr. Garten is married to Mrs. Ina Garten, author of the "Barefoot Contessa" cookbooks, and lives in New York and Connecticut, U.S.A.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging today's Alcan is well positioned to meet and exceed its customers' needs. Alcan is represented by 65,000 employees in 61 countries and regions, and posted revenues of US$20.3 billion in 2005. The Company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

Media contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com